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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
SEPTEMBER 28, 1998

FOR MORE INFORMATION,
PLEASE CONTACT:
RANDALL J. SMITH, (310) 445-6822
WEBSITE: www.westfieldamercia.com
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         WESTFIELD AMERICA, INC. (NYSE: WEA) ANNOUNCES ACQUISITION OF
           SANTA ANITA FASHION PARK, PARKWAY PLAZA AND SOLANO MALL.

Los Angeles, CA. September 28, 1998- Westfield America, Inc. (NYSE:WEA) announced that it has completed the acquisition of a 39.7% interest in Santa Anita Fashion Park located in Arcadia, CA., and 100% interests in Parkway Plaza in El Cajon, CA., and in Solano Mall in Fairfield CA. The interest in the three super regional centers was acquired for $308 million from TrizecHahn Corporation. With these acquisitions Westfield America has purchased five
regional shopping centers from TrizecHahn.   The total acquisition cost for the
portfolio will be approximately $1.4 billion including the assumption of debt. The closings of the remaining TrizecHahn centers are scheduled to occur before the end of the year.

Santa Anita Fashion Park is a super regional shopping center with 1,097,000 square feet adjacent to the Santa Anita Race Track. The center is anchored by Nordstrom, Macy's, Robinsons-May and JC Penney. The center has 146 specialty stores including Ann Taylor, bebe, Brookstone, GapKids, Baby Gap, Godiva, Talbots Petites and Williams Sonoma. The center is well positioned, just off of the Interstate 210 freeway, and serves the affluent Pasadena-Arcadia market. Total annual sales are approximately $250 million with specialty store sales of $303 per square foot.

Parkway Plaza is a super regional shopping center with 1,032,000 square feet located in El Cajon, CA. Parkway Plaza is anchored by Robinsons-May, Sears, JCPenney, and Mervyn's. The mall has 175 specialty stores. Parkway Plaza's total sales were approximately $210 million in 1997, with specialty store sales of $297 per square foot. The center serves the growing eastern suburbs of San Diego.

Solano Mall is a super regional shopping center with 1,012,000 square feet located in Fairfield, CA. Solano Mall is anchored by Macy's, JCPenney, Sears and Mervyn's. The center has 145 specialty stores. Solano Mall's total sales were approximately $170 million in 1997, with specialty store sales of $269 per
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square foot.  The center is well positioned along Interstate 80 between San
Francisco and Sacramento, and serves the Fairfield and Napa Valley markets.

Westfield America, Inc. (NYSE:WEA), a real-estate investment trust, is one of the nation's leading owners of regional shopping centers. With this acquisition the company owns interests in 32 major shopping centers, and after the TrizecHahn acquisition, assuming that all the TrizecHahn properties are acquired, the company will have interests in 38 major shopping centers, encompassing 35.2 million square feet in the states of California, Colorado, Connecticut, Maryland, Missouri, New York, North Carolina, and Washington.